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Exhibit 99.(a)(5)(E)

    [LTC PROPERTIES LETTERHEAD]

FOR IMMEDIATE RELEASE

Contact: Andre C. Dimitriadis, Chairman & CEO
Wendy L. Simpson, Vice Chairman & CFO
(805) 981-8655

LTC ANNOUNCES OPERATING RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001

    OXNARD, CALIFORNIA, October 30, 2001—LTC Properties, Inc. (NYSE:LTC) released results of operations for the three and nine months ended September 30, 2001.

    LTC announced that for the three months ended September 30, 2001, Funds From Operations ("FFO"), the generally accepted measure of real estate investment trust operating performance, was $6.1 million or $0.25 per diluted share. FFO for the same period last year was $9.0 million or $0.35 per diluted share. Revenues for the three months ended September 30, 2001 were $17.1 million versus $21.5 million for the same period in 2000. Net income available to common shareholders was $2.3 million or $0.09 per diluted share for the three months ended September 30, 2001 compared to $6.5 million or $0.25 per diluted share for the same period of 2000.

    For the nine months ended September 30, 2001, FFO was $19.1 million or $0.75 per diluted share, compared to $29.7 million or $1.13 per diluted share for the same period in 2000. Revenues for the nine months ended September 30, 2001 were $53.4 million versus $66.8 million for the same period last year. Net loss to common shareholders was $(12.8) million or $(0.51) per diluted share for the nine months ended September 30, 2001 compared to net income available to common shareholders of $19.5 million or $0.75 per diluted share for the nine months ended September 30, 2000.

    LTC stated that reflected in the results for the three months ended September 30, 2001, was the sale of two skilled nursing facilities and three assisted living facilities which resulted in net proceeds of approximately $16.0 million and a gain of $0.9 million. In addition, the company sold REMIC Certificates with a net book value of $19.0 million, resulting in net proceeds of $17.9 million and a loss of $1.1 million.

    LTC also reported that in accordance with a previously announced Board authorized buyback program, LTC purchased and retired 330,300 shares of its common stock and 17,800 shares of its preferred stock for a total cost of $1.5 million and $0.3 million, respectively, during the three months ended September 30, 2001. After quarter end, LTC purchased about 6,061,000 shares at a purchase price of $5.75 per share, pursuant to a tender offer that expired on October 22, 2001. The 6,061,000 shares are net of about 29,600 shares not delivered in accordance with the tender offer's guaranteed delivery provision. The total cost of the tender offer, including all fees and expenses, is estimated to be about $35.3 million.

    LTC stated that it had negotiated a master lease agreement to begin as of December 1, 2001 with HFJ, LLC, a subsidiary of Sunwest Management, Inc., for five assisted living facilities formerly leased by Regent Assisted Living, Inc. This lease will provide for annual rental income of about $3.8 million in the initial year.

    At September 30, 2001, LTC had investments in 242 skilled nursing facilities, 91 assisted living residences and 1 school in 34 states. The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

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LTC PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Revenues:
Rental income	$9,768	$12,148	$30,081	$38,214
Interest income from mortgage loans and notes receivable	3,022	3,592	9,630	11,616
Interest income from REMIC Certificates	3,620	4,197	11,656	12,782
Interest and other income	647	1,599	2,049	4,147

Total revenues	17,057	21,536	53,416	66,759

Expenses:
Interest expense	5,180	7,177	16,816	20,620
Depreciation and amortization	3,507	3,799	10,622	11,485
Minority interest	254	236	724	706
Impairment charge	—	6,035	22,866	6,423
Operating and other expenses	1,770	1,305	5,452	4,402

Total expenses	10,711	18,552	56,480	43,636

Operating income (loss)	6,346	2,984	(3,064)	23,123
Gain (loss) on sale of assets, net	(279)	7,306	1,565	7,694

Net income (loss)	6,067	10,290	(1,499)	30,817
Less: Preferred dividends	(3,772)	(3,772)	(11,315)	(11,315)

Net income (loss) available to common shareholders	$2,295	$6,518	$(12,814)	$19,502

Basic net income (loss) available to common shareholders per share	$0.09	$0.25	$(0.51)	$0.75

Diluted net income (loss) available to common shareholders per share	$0.09	$0.25	$(0.51)	$0.75

Net income (loss) available to common shareholders	$2,295	$6,518	$(12,814)	$19,502
Add: Impairment charge	—	6,035	22,866	6,423
Add: Real estate depreciation	3,507	3,799	10,622	11,485
Less: Gain (loss) on sale of assets, net	(279)	7,306	1,565	7,694

Funds from operations available to common shareholders	$6,081	$9,046	$19,109	$29,716

Basic funds from operations available to common shareholders per share	$0.25	$0.35	$0.75	$1.14

Diluted funds from operations available to common shareholders per share	$0.25	$0.35	$0.75	$1.13

Basic weighted average shares outstanding	24,571	26,048	25,312	26,134

Diluted funds from operations weighted average shares outstanding	24,571	26,522	25,312	27,715

LTC PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	September 30, 2001	December 31, 2000
	(Unaudited)
ASSETS
Real Estate Investments:
Buildings and improvements, net of accumulated depreciation and amortization: 2001—$55,306; 2000—$47,181	$352,569	$397,833
Land	21,681	23,484
Mortgage loans receivable, net of allowance for doubtful accounts: 2001—$1,250; 2000—$1,250	99,646	106,149
REMIC Certificates	74,485	94,962

Real estate investments, net	548,381	622,428
Other Assets:
Cash and cash equivalents	3,329	1,870
Debt issue costs, net	3,514	3,396
Interest receivable	4,437	4,558
Prepaid expenses and other assets	16,213	11,878
Marketable debt securities	8,240	15,873
Note receivable from LTC Healthcare, Inc.	18,919	16,582

	54,652	54,157

Total Assets	$603,033	$676,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Convertible subordinated debentures	$2,408	$24,642
Bank borrowings	79,000	118,000
Mortgage loans and notes payable	111,636	103,341
Bonds payable and capital lease obligations	16,065	16,577
Accrued interest	888	2,260
Accrued expenses and other liabilities	6,599	6,741
Distributions payable	985	985

Total Liabilities	217,581	272,546
Minority interest	9,637	9,912
Shareholders' equity:
Preferred stock $0.01 par value: 10,000 shares authorized; shares issued and outstanding: 2001—7,062; 2000—7,080	165,183	165,500
Common stock: $0.01 par value; 40,000 shares authorized; shares issued and outstanding: 2001—24,491; 2000—26,031	246	260
Capital in excess of par value	290,364	296,568
Cumulative net income	220,235	221,734
Notes receivable from shareholders	(10,133)	(10,126)
Accumulated comprehensive loss	(702)	(1,746)
Cumulative distributions	(289,378)	(278,063)

Total Shareholders' Equity	375,815	394,127

Total Liabilities and Shareholders' Equity	$603,033	$676,585

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  Exhibit 99.(a)(5)(E)
LTC ANNOUNCES OPERATING RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001
LTC PROPERTIES, INC. CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share amounts) (Unaudited)
LTC PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except per share amounts)